EX-11

                      SYRATECH CORPORATION AND SUBSIDIARIES
             COMPUTATION OF NET INCOME PER COMMON SHARE (unaudited)
                      (in thousands, except per share data)


                                                      Three Months Ended June 30,    Six Months Ended June 30,
                                                      ---------------------------    -------------------------
                                                         1998           1997           1998         1997
                                                         ----           ----           ----         ----
BASIC EARNINGS (LOSS) PER SHARE:

Net income (loss) per common share ..................    $(1.64)        $(1.33)       $(3.52)     $ (0.90)
                                                         =======        =======       =======     ========

Weighted average number of shares outstanding .......     3,784          4,595         3,784        6,649
                                                         =======        =======       =======     ========


DILUTED EARNINGS (LOSS) PER SHARE:

Net loss per common share ...........................    $(1.64)        $(1.33)       $(3.52)     $ (0.90)
                                                         =======        =======       =======     ========

Adjusted weighted average number of shares
outstanding .........................................     3,784          4,595         3,784        6,649
                                                         =======        =======       =======     ========
